Exhibit 10.1

MARKETING SERVICES AGREEMENT

This Marketing Services Agreement ("Agreement") is made as of this 16th day of November, 2015 ("Effective Date"), by and between and among Rich Cigars, Inc., a Florida corporation in good standing with offices at 5100 SW 103rd Street, Ocala, Florida 34476 ("Rich Cigars"), Cruz Control Entertainment & Marketing Inc., a New York corporation ("Cruz Control") f/s/o James Cruz ("Mr. Cruz") with an address c/o The Baldonado Group, P.C., 515 Madison Avenue, New York, New York 10022, to set forth the terms and conditions under which Mr. Cruz shall deliver services for Rich Cigars with and through Cruz Control.

                  1.   Scope and Performance of Services.  Mr. Cruz shall perform the following tasks ("Services") for Rich Cigars as follows:

A.  Marketing Plan Generally. Mr. Cruz shall develop a comprehensive marketing plan for Rich Cigars ("Marketing Plan"), and shall execute the Marketing Plan by his own actions and by supervision of Rich Cigars staff that may be assigned to assist Mr. Cruz from time to time.  Components of the Marketing Plan shall include, at a minimum:

1)      Brand development and management generally;

2)      Advertising content design and creation;

3)      Event planning and attendance; and

4)      Sponsorship and endorsement identification and negotiation.

B.     Deliverables. Mr. Cruz shall deliver to Rich Cigars:

1)   Weekly progress reports during the Term which briefly summarize tasks accomplished during that week and tasks planned for the following week.  Such weekly reports shall be provided orally or in writing as Rich Cigars may direct.

2)   During the first three months of the Term Mr. Cruz shall prepare and deliver a reasonably-comprehensive written Marketing Plan that describes all recommended actions to be taken by Rich Cigars to establish its brand and advertise its products.

3)   Within two weeks after the first anniversary of the Effective Date Mr. Cruz shall prepare and deliver an annual marketing report that summarizes marketing actions taken during the prior year, and that states and explains the rationale for any recommended modification of the Marketing Plan in light of company experience and perceived changes in the market for the company's products.

4)   Within two weeks after the earlier to occur of (1) expiration of the Term and (2) earlier termination of the provision of Services, Mr. Cruz shall prepare and deliver an annual marketing report that summarizes marketing actions taken during the Term, and that states and explains the rationale for any recommended modification of the Marketing Plan in light of company experience and perceived changes in the market for the company's products since the prior report.

C.  Exclusions and Limits. The Services shall not include the creation of any contracts or other obligations of Rich Cigars of any kind, including any regarding the creation or publication of any advertisement or social media posting, or regarding the creation of any event or sponsorship or endorsement deal.  Mr. Cruz shall recommend such actions to the President of Rich Cigars, who may authorize, modify, or reject such recommendations in the sole discretion of Rich Cigars.  The President may from time to time authorize Mr. Cruz to enter into specific agreements or to take other specific actions on behalf of Rich Cigars, without creating any general authority to create any obligations for or otherwise act on behalf of Rich Cigars.

D.  Method and Manner.  Mr. Cruz and Cruz Control will use best efforts to perform the Services, with time and place of performance determined in their reasonable discretion.

E.      Support for Services.  Rich Cigars shall provide information to Mr. Cruz regarding Rich Cigars to the extent necessary for Mr. Cruz to perform the Services, and shall advance and reimburse expenses necessary to perform those Services as set forth in Section 5 of this Agreement.  All other actions and skills necessary to deliver Services shall be the sole responsibility of and provided by Mr. Cruz and/or Cruz Control.

                  2.  Reporting and Meeting.  Mr. Cruz shall report directly to the President of Rich Cigars.  Mr. Cruz shall travel for meetings with the President of Rich Cigars and/or the President's designee(s) as the President may require, subject to Mr. Cruz's reasonable availability.

                  3. Term.  Mr. Cruz shall provide the Services until the second anniversary of the Effective Date, unless Rich Cigars earlier terminates Mr. Cruz for good cause.  Examples of good cause include, without limitation, death or disability, criminal charges, civil charges involving moral turpitude brought by a party unaffiliated with Rich Cigars, and/or material breach of this Agreement.  Termination shall be effective immediately upon delivery of notice by Rich Cigars following a reasonable determination of good cause made by a professional neutral selected by Rich Cigars ("Term").

                  4.   Compensation.

A.  The sole compensation to Cruz Control and Mr. Cruz arising from this Agreement shall be the transfer to Mr. Cruz of Common Stock of Rich Cigars ("Equity Compensation"), as follows:

1)  30,000 shares as of the Effective Date (prior receipt of which is hereby acknowledged by Mr. Cruz) ("First Transfer");

2)  10,000 shares on the first anniversary of the Effective Date ("Second Transfer");

3)   Additional shares on the second anniversary of the Effective Date as required to bring Mr. Cruz's total holdings in Rich Cigars to ten percent (10%) of all issued shares ("Final Transfer") as of that date.

                                                                                 i. The computation set forth in Section 4 A (3)(ii) below is provided as an illustration only, for the avoidance of doubt regarding calculation of Equity Compensation, and not to modify any of the foregoing terms.

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                                                                               ii. As of October 30, 2015, Rich Cigars issued 471,080 shares of stock and has 200,000,000 shares authorized.  If issued shares remain the same and Equity Compensation is not otherwise affected, the Final Transfer would be 7,108 shares (i.e., 30,000 First Transfer + 10,000 Second Transfer + 7,108 Final Transfer = 47,108 shares as Equity Compensation = 10% of 471,080 of total issued shares).

B.  Equity Compensation transferred to Mr. Cruz shall be protected against dilution caused by additional issue(s) of Common Stock of Rich Cigars that may occur during the Term, but only as and to the extent that founder shares may be protected against such dilution.  Said protection against dilution, if any is required, shall be accomplished in computation of the Final Transfer pursuant to Section 4 A above.  For the avoidance of doubt, the total number of shares issued to Mr. Cruz will bring his holdings to ten percent (10%) ownership in Rich Cigars after all shares have vested pursuant to paragraph 4 A (3) above, and Mr. Cruz will maintain a 10% ownership interest as it pertains to shares whenever issued as and to the extent founder shares are diluted and/or are protected against dilution.

C.   The Equity Compensation may issue from company treasury stock, or be transferred from other stockholder(s) of Rich Cigars as Rich Cigars may determine in its reasonable discretion.

D.   Mr. Cruz is solely responsible for any tax consequences of his receipt and disposition of the Equity Compensation.

E.   The First Transfer shall revert to Rich Cigars if and only if grounds to terminate for good cause (other than death or disability) are found to have existed prior to the Second Transfer (with such good cause found pursuant to the process set forth in Section 3 above).  Rich Cigars' obligations to deliver the Second Transfer and the Final Transfer are conditioned upon Mr. Cruz's good faith performance of this Agreement and the absence of good cause for termination at all times before the time of each such transfer, and upon this Agreement being in full force and effect at the time of each transfer.  In the event that Mr. Cruz is required to transfer Equity Compensation back to Rich Cigars pursuant to this paragraph due to death or disability, Rich Cigars shall provide consideration of fair market value for the transferred equity (with value determined as of the date of termination).  In the event of early termination for any other cause, Rich Cigars shall provide consideration of $1.00 for the transfer.  Rich Cigars is authorized to make all transfers described in this paragraph without further action on the part of Mr. Cruz.

F.  No other rights to compensation are created or implied by this Agreement or Mr. Cruz's performance thereof, and no health insurance or other benefits of any kind shall be provided by Rich Cigars to Mr. Cruz unless by later amendment of this Agreement according to its terms for amendment.

G.  Notwithstanding anything to the contrary, Mr. Cruz and Cruz Control shall have no obligation to transfer the entire Equity Compensation back to Rich Cigars due to death or disability.  In the event of death or disability, the shares issue to Mr. Cruz and or Cruz Control shall be prorated up to the time of thirty (30) days of such death or disability.  Moreover, disability shall be defined as a period of more than 90 consecutive days in which Mr. Cruz is unable to perform the Services due to a physical or mental impairment, certified by a qualified health care professional.

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                  5.   Expenses.  Rich Cigars shall advance or reimburse only those expenses that are incurred in and necessary to performance of the Services and that it approves in writing in advance.  Such payments shall include, without limitation, the reasonable costs for travel required pursuant to Section 2 of this Agreement.  Mr. Cruz shall be solely responsible to satisfy the cost of any unauthorized expenses.  Mr. Cruz shall submit proposals for advancement of expenses for approval by Rich Cigars that shall identify with particularity and provide reasonable justification for and approximation of anticipated costs.  Mr. Cruz shall submit invoices monthly for expense reimbursement, supported by receipts showing payment by Mr. Cruz.  Failure to properly document expenses shall waive and forfeit reimbursement.  Rich Cigars shall provide all office supplies and similar tangible materials necessary for Mr. Cruz's performance of the Services upon Mr. Cruz's request.

                  6.  Ownership.  All work product, deliverables, and any other works created by Mr. Cruz specifically for Rich Cigars in connection with this Agreement shall be "works for hire" for Rich Cigars.  Rich Cigars is and shall be deemed the sole and exclusive owner of all right, title, and interest to all work product and deliverables and other works generated by Mr. Cruz pursuant to this Agreement, without any rights retained by Mr. Cruz.

                  7.  Confidential Information.  Mr. Cruz will hold in strict confidence and not disclose any information regarding Rich Cigars and/or persons affiliated with Rich Cigars that is not readily available to the public including, without limitation, information regarding Rich Cigars' customers, financial reports and data, costs, pricing, business strategies, business methods, capacities, plans, data and lists, forms, contracts, contacts, suppliers and other vendors, staffing, compensation, private communications among Rich Cigars staff and/or between Rich Cigars and Mr. Cruz, and any other information about Rich Cigars that has not been publicly disclosed.  These confidentiality obligations shall survive termination of this Agreement and shall continue indefinitely, with the sole exception of disclosures compelled by law (e.g., pursuant to court order) or advance consent to disclosure by Rich Cigars.  Disclosures to Cruz Control, and its employees and attorneys, are permitted by Rich Cigars upon the condition that all such recipients agree to be bound by the confidentiality terms of this Agreement.  Cruz Control is the guarantor of compliance with such terms by Cruz Control and those working with it who receive confidential information regarding Rich Cigars.

                  8.  No Conflicts or Competition.  Mr. Cruz represents and warrants that he is not employed by or otherwise performing any services of any kind for any person or entity that develops, manufactures, markets, advertises, and/or sells cigars and/or other products containing tobacco ("Rich Cigars Competitor").  Mr. Cruz will not, during the Term become employed by, or provide services for, or otherwise engage in any activity that is for or on behalf of any Rich Cigars Competitor, or that otherwise competes with Rich Cigars.  Breach of any term of this paragraph shall be a material breach of this Agreement, remediable by seeking a temporary restraining order and injunction to protect interests of Rich Cigars, in addition to any other remedies Rich Cigars may have at law.

                  9.  Legal Relationship and Conduct. Cruz Control f/s/o Mr. Cruz is an independent contractor engaged to perform Services for Rich Cigars pursuant to this Agreement, and it shall determine the method and manner for the delivery of services, consistent with the terms of this Agreement.  Mr. Cruz is not an employee or agent or other legal representative of Rich Cigars in any capacity. Mr. Cruz and Cruz Control shall conduct all activities for Rich Cigars in a manner that will comply in all material respects with all applicable local, state, federal, and foreign laws and regulations.

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              10.     Indemnification.

A.  By Rich Cigars.  Rich Cigars shall indemnify, defend, and hold harmless Mr. Cruz and Cruz Control and their relevant affiliates and assigns ("Cruz Indemnitees") from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and costs ("Liabilities") that the Cruz Indemnitees may incur or suffer and that result from any breach or failure of Rich Cigars to perform any of the representations and obligations in this Agreement, including but not limited to, demands arising from injuries or death of personal and damage to property, excepting Liabilities arising from the gross negligence and/or willful misconduct of the part(ies) seeking indemnification.

B.   By Cruz Control.  Cruz Control shall indemnify, defend, and hold harmless Rich Cigars and its relevant affiliates and assigns ("Rich Cigars Indemnitees") Liabilities that the Cruz Indemnitees may incur or suffer and that result from any breach or failure of Cruz and/or Cruz Control to perform any of the representations and obligations in this Agreement, including but not limited to, demands arising from injuries or death of personal and damage to property, excepting Liabilities arising from the gross negligence and/or willful misconduct of the part(ies) seeking indemnification.

              11.   General Provisions.

A.  Notices.  All notices pursuant to this Agreement shall be in writing, effective upon receipt, and delivered personally or by email with acknowledgement, or by certified mail with return receipt, or by express delivery courier (e.g., Federal Express) to the addresses set forth in the introduction above, or to a different address as any party may later provide by notice given pursuant to this paragraph.

B.   Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof.  Any disputes arising from this Agreement shall be litigated in the United States District Court for the Southern District of New York, or if that court is without subject matter jurisdiction, then in the New York State Supreme Court, New York County.

C.  Consultation and Consent.  All parties hereto represent and warrant that they were provided adequate opportunity to confer with legal and other advisors of their selection regarding this Agreement, and that each enters into it freely and voluntarily to avail themselves of its expected benefits.

D.  Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to its subject matter, and all prior communications, agreements and understandings, oral or written, between the parties are merged into and superseded by this Agreement.

E.      Amendment.  This Agreement shall not be amended or otherwise modified except by a writing signed by all parties.

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With the intention to create a binding contract the parties have caused this Agreement to be executed by their duly authorized representatives.

RICH CIGARS	CRUZ CONTROL

By: /s/	By: /s/
Name: Richard Davis	Name: James Cruz
Title: Chief Exec Officer	Title: President
Date: 11/16/15	Date: 11/16/2015

MR. CRUZ

Signed: /s/
Printed: James Cruz
Date: 11/16/2015

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